Exhibit 5.1

[STB Letterhead]

September 24, 2012

Rockwood Holdings, Inc.

100 Overlook Center

Princeton, NJ 08540

Rockwood Specialties Group, Inc.
7101 Muirkirk Road

Beltsville, MD 20705

Ladies and Gentlemen:

We have acted as counsel to Rockwood Holdings, Inc., a Delaware corporation (the “Company”), Rockwood Specialties Group, Inc., a Delaware corporation (the “Issuer”), and the subsidiaries of the Issuer listed on Schedules I and II hereto (collectively, the “Subsidiary Guarantors”) in connection with the Registration Statement on Form S-3 (File No. 333-183959) (the “Registration Statement”) filed by the Company, the Issuer and the Subsidiary Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) debt securities of the Issuer (the “Debt Securities”) and (ii) guarantees of the Company and the Subsidiary Guarantors (collectively, in such capacity, the “Guarantors”) to be issued in connection with the Debt Securities (the “Guarantees”).

This opinion is being delivered in connection with the $1,250,000,000 aggregate principal amount of 4.625% Senior Notes due 2020 (the “Senior Notes”) being issued by the Issuer and unconditionally guaranteed by the Guarantors, which Senior Notes are being offered and sold by the Issuer pursuant to the Prospectus dated September 18, 2012, as supplemented by the prospectus supplement dated September 20, 2012 (together, the “Prospectus”) filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act.

The Senior Notes and the Guarantees will be issued under an Indenture, dated September 25, 2012 (the “Base Indenture”), among the Issuer, the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture thereto (the “First Supplemental Indenture”), among the Issuer, the Guarantors and the Trustee. The Base Indenture, as supplemented by the First Supplemental Indenture, is hereinafter referred to as the “Indenture.”

We have examined the Registration Statement, the Prospectus, the form of Indenture (including the Guarantees set forth therein), forms of the global notes representing the Senior Notes and the Underwriting Agreement, dated September 20, 2012 (the “Underwriting Agreement”), among the Issuer, the Guarantors and the underwriters named therein.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture will be the valid and legally binding obligation of the Trustee.

We have assumed further that (i) the Indenture has been duly authorized, executed and delivered by each of the Schedule I Guarantors and (ii) the execution, delivery and performance of the Indenture and the Guarantees by each of the Schedule I Guarantors will not violate the law of its state of incorporation or any other applicable law (except that we make no such assumption with respect to the law of the State of New York and the federal law of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Assuming the due execution, authentication, issuance and delivery of the Senior Notes and upon payment and delivery in accordance with the Underwriting Agreement, the Senior Notes will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. Assuming due execution, authentication, issuance and deliver of the Senior Notes and upon payment and delivery in accordance with the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Senior Notes by the Issuer which we understand will be incorporated by reference into the Registraton Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

Guarantors incorporated in jurisdictions

other than the State of New York or the State of Delaware

Entity Name	Jurisdiction
Chemical Specialties, Inc.	North Carolina
Southern Clay Products, Inc.	Texas

Schedule II

Guarantors incorporated in the State of Delaware

Entity Name	Jurisdiction
CeramTec North America Corporation	Delaware
Chemetall Corporation	Delaware
Chemetall US, Inc.	Delaware
Durawear Corporation	Delaware
Excalibur Realty Company	Delaware
Foote Chile Holding Company	Delaware
Pool Spa Holdings, Inc.	Delaware
Rockwood Lithium Inc.	Delaware
Rockwood Pigments NA, Inc.	Delaware
Rockwood Specialties Inc.	Delaware
Southern Color N.A., Inc.	Delaware